Contact:	EVC Group Investors: Doug Sherk Jennifer Beugelmans dsherk@evcgroup.com 415-896-6820 Media: Steve DiMattia sdimattia@evcgroup.com 646-277-8706	RITA Medical Systems, Inc. Joseph DeVivo, President and CEO 510-771-0400

FOR IMMEDIATE RELEASE

RITA MEDICAL SYSTEMS REPORTS IMPROVED SECOND QUARTER RESULTS

Revenue of $12 Million; Sales of RFA Disposable Products Set Record
Gross Margin Reaches 61%
Integration of Horizon Completed

FREMONT, Calif., August 9, 2005 - RITA Medical Systems (Nasdaq: RITA), the only publicly-traded medical device company focused solely on cancer therapies, today reported improved financial results for the second quarter ended June 30, 2005.

Revenue for the period grew 156% to $12.0 million compared with $4.7 million in the second quarter of 2004, and grew 7% compared to $11.2 million reported in the first quarter of 2005. Revenue for the Company’s radiofrequency ablation (RFA) business for the period grew 14% to $5.2 million compared with $4.5 million in the first quarter of 2005, and grew 11% compared with $4.7 million reported in the second quarter of 2004. The year over year revenue growth reflects sales resulting from the merger with Horizon Medical Products which was completed in July 2004, as well as growth in utilization and reorder rates in the Company’s RFA business.

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RITA MEDICAL REPORTS IMPROVED SECOND QUARTER RESULTS
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The net loss for the second quarter of 2005 was $1.4 million, a 31% improvement from the net loss of $2.0 million in the second quarter of 2004. The net loss per fully diluted share for the second quarter of 2005 was $0.03, a 73% improvement from the net loss per fully diluted share for the second quarter of 2004 of $0.11. The Company recorded a net loss of $1.7 million, or $0.04 per share, for the first quarter of 2005.

During the second quarter of 2005, costs associated with integrating the manufacturing, finance and sales operations of Horizon Medical Products into the Company’s existing infrastructure amounted to $262,000. As of June 30, 2005 the integration of the operations has been completed and as a result the Company expects gross and operating margins to continue to improve in the third quarter of 2005. During the second quarter of 2005, one time costs associated with Sarbanes Oxley compliance, personnel changes and professional services amounted to approximately $700,000.

“We made solid progress in a number of areas during the second quarter and are positioned to achieve profitability on a quarterly basis in the fourth quarter of 2005,” said Joseph DeVivo, President and CEO of RITA Medical Systems. “We completed all of the integration activities associated with our merger with Horizon Medical Products. Over the integration period we generated increases in gross margins, which reached 61% in the second quarter, up from 54% in the fourth quarter of 2004, and up from 57% in the first quarter of 2005. We also believe we are gaining momentum in the marketplace due to our larger sales and marketing organization.

“We generated our third consecutive quarter of revenue growth since the merger,” continued Mr. DeVivo. “In addition revenues from the utilization of our disposable RFA products reached the highest level in the history of the Company, representing 93% of total RFA revenue. We believe the growth in the RFA segment of the business illustrates that our larger selling organization is better able to compete for market share in this important business segment.

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“As we look ahead, we’re generating increased momentum from our product and corporate development activities,” said Mr. DeVivo. “In addition to the new line of Talon needles we launched early in the second quarter of 2005, in July we announced the introduction of the Vortex®EZ™ and Vortex EZ MAX™ infusion ports. These plastic ports are designed for maximum patient comfort and clinical ease-of-use and are part of the Vortex EZ Port Infusion System which has been approved by the U.S. Food and Drug Administration (FDA) for use on any patient requiring repeated access of the vascular system or other selected body sites. In addition, in late May we entered into an agreement for the exclusive worldwide licensing rights for the Habib 4X™ disposable radiofrequency resection device. The Habib 4X is currently under regulatory review by the FDA. The product is designed to coagulate a surgical resection plane to facilitate a fast dissection with limited blood loss and is designed to be compatible with the current RITA RFA platform and with the Company's 1500 and 1500X Radiofrequency Generators. The Habib 4X is designed to provide surgeons with an easy to use tool that assists in the resection of vascular tissues. We expect these new products to contribute to sales growth during the second half of the year.

“Within clinical development, in the second half of 2005 we expect to complete a pilot study on the use of our RFA technology to create tumor-free margins in the breast following lumpectomy to treat breast cancer,” continued Mr. DeVivo. “While commercializing this opportunity increased our operating expenses in the second quarter by approximately $300,000, we believe the potential tangible benefits to the patient, including potentially lower tumor recurrence rates, merit this investment and may provide additional long-term revenue opportunities. Once the study is completed, and the results analyzed, we’ll be making decisions about next steps.

“Yesterday we announced that we entered into a definitive agreement with one of the Company’s largest institutional investors for a $9.7 million private placement of senior convertible notes,” continued Mr. DeVivo. “This agreement represents a significant milestone for the Company for a number of reasons. These new notes can be subordinated to a potential working capital line of credit of up to $10 million that we believe we will be successful in negotiating, which would provide us with additional financial flexibility. In addition, it greatly lowers our annual interest expense from approximately $1.2 million to approximately $600,000, making it accretive to earnings. Finally, the conversion price of the notes, which is $4.03 per share, can only be adjusted in the event of a stock split, if the Company declares a stock dividend, or another similar event.”

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For the first six months of 2005, revenues increased 149% to $23.2 million compared with revenues of $9.3 million for the first six months of 2004. The net loss for the first half of 2005 was $3.1 million or a loss of $0.07 per share compared with a loss of $4.2 million or a loss of $0.23 per share for the first six months of 2004.

Outlook

“Based on current business trends we are comfortable with the current analyst revenue estimate of approximately $48 million for the full year 2005,” said Mr. DeVivo. “We expect to achieve profitability on a quarterly basis in the fourth quarter of 2005. While we are entering the traditionally soft third quarter in international markets, we believe our domestic sales momentum is solid. There is upside to our revenue outlook for the full year, which is based on our ability to market the Habib 4X in the United States. We believe the Habib 4X can have an incremental revenue impact in 2005 of up to $1 million depending on the timing of FDA regulatory approval of the device. We believe we are making solid progress in all areas of our operations and are excited about our potential for the remainder of 2005 and long-term,” Mr. DeVivo concluded.

Conference Call today

RITA management will host a conference call and webcast today, Tuesday, August 9, 2005, at 11:30 AM Eastern Time to discuss the Company’s second quarter results, outlook for the remainder of 2005, and current corporate developments. The dial-in number for the conference call is 800-779-0375 for domestic participants and 210-234-0001 for international participants; the passcode for both numbers is “RITA.” Any financial and other statistical information discussed during the call can be accessed from the home page of RITA’s website at http://www.ritamedical.com.

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Persons interested in viewing the slides that accompany the webcast of the RITA conference call may access the webcast via a link provided at the Company's website at www.ritamedical.com. An audio replay of the conference call will also be available beginning approximately one hour after the call’s conclusion and will remain available for 7 days. The audio replay can be accessed by dialing (800) 308-7859 for domestic callers and (402) 220-3843 for international callers (no passcode is needed). An online replay of the webcast will be available for one year immediately following the broadcast by accessing the same link. Webcast participants are encouraged to go to the site at least 15 minutes prior to the start of the call to register, download and install any necessary audio software.

About RITA Medical Systems, Inc.

RITA Medical Systems develops, manufactures and markets innovative products for cancer patients including radiofrequency ablation (RFA) systems for treating cancerous tumors as well as percutaneous vascular and spinal access systems. The Company's oncology product lines include implantable ports, some of which feature its proprietary Vortex(R) technology; tunneled central venous catheters; safety infusion sets and peripherally inserted central catheters used primarily in cancer treatment protocols. The proprietary RITA system uses radiofrequency energy to heat tissue to a high enough temperature to ablate it or cause cell death. In March 2000, RITA became the first RFA Company to receive specific FDA clearance for unresectable liver lesions in addition to its previous general FDA clearance for the ablation of soft tissue. In October 2002, RITA again became the first company to receive specific FDA clearance, this time, for the palliation of pain associated with metastatic lesions involving bone. The RITA Medical Systems website is at www.ritamedical.com.

The statements in this news release related to the use of the Company's technology and the Company’s future financial and operating performance, including without limitation the costs and success of the Company’s integration with Horizon, the Company’s ability to achieve its sales revenue goals, the Company’s ability to obtain a working capital line of credit, the Company’s receipt of regulatory approval, the Company’s ability to achieve and sustain profitability and the rate of growth of the Company’s international sales and sales of specific product lines, are forward-looking statements involving risks and uncertainties that could cause actual results to differ materially from those in such forward-looking statements. Information regarding these risks is included in the Company's filings with the Securities and Exchange Commission.

Tables Follow

RITA MEDICAL SYSTEMS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data, unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2005	2004	2005	2004
Sales	$11,955	$4,659	$23,160	$9,303
Cost of goods sold	4,623	1,670	9,428	3,285
Gross profit	7,332	2,989	13,732	6,018

Operating expenses:
Research and development	999	981	2,038	1,824
Selling, general and administrative	7,415	4,018	14,183	8,384
Restructuring charges	-	-	60	-
Total operating expenses	8,414	4,999	16,281	10,208

Loss from operations	(1,082)	(2,010)	(2,549)	(4,190)

Interest expense	(211)	-	(498)	-
Interest income and (other expense), net	(94)	7	(28)	17

Net loss	$(1,387)	$(2,003)	$(3,075)	$(4,173)

Net loss per common share, basic and diluted	$(0.03)	$(0.11)	$(0.07)	$(0.23)

Shares used in computing net loss per
common share, basic and diluted	41,548	18,025	41,503	18,012

RITA MEDICAL SYSTEMS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, unaudited)

	June 30,	December 31,
	2005	2004
Assets
Current assets:
Cash and cash equivalents	$4,262	$12,978
Marketable securities	-	880
Accounts and note receivable, net	6,952	6,410
Inventories	7,774	7,126
Prepaid assets and other current assets	976	792
Total current assets	19,964	28,186
Long term note receivable, net	133	177
Property and equipment, net	1,821	1,966
Goodwill	91,339	91,339
Intangible assets	30,142	30,600
Other assets	149	41
Total assets	$143,548	$152,309

Liabilities and stockholders' equity
Accounts payable and accrued liabilities	$7,161	$6,731
Current portion of long term debt	601	7,200
Total current liabilities	7,762	13,931
Long term liabilities	9,459	9,722
Stockholders' equity	126,327	128,656
Total liabilities and stockholders' equity	$143,548	$152,309